Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

Profit Corporation
Application for Certificate of Transfer

Pursuant to W.S. 17-16-1720, the undersigned corporation hereby applies for a Certificate of Transfer from the state of Wyoming, and for that purpose submits the following statements:

1. Corporation name:

TUSCANY MINERALS LTD. (the "Corporation")

2. It hereby requests a Certificate of Transfer from the state of Wyoming, and wishes to become incorporated under the laws of the state or nation of:

Cayman Islands

3. Address of the principal place of business in the jurisdiction to which the corporation is transferring:

Ogier Fiduciary Services (Cayman) Limited
Queensgate House, P.O. Box 1234,
Georgetown, Grand Cayman, KY1-1108, Cayman Islands

4. This transfer was authorized by resolution duly adopted by a vote of two-thirds (2/3) of the holders of the issued shares of each class of stock of the corporation on:

5. The corporation will maintain within the State of Wyoming an agent for service of process for at least one (1) year after the transfer is effected. The address of such registered office in Wyoming, and the name of the registered agent at that address:

CT Corporation System
1720 Carey Avenue
Cheyenne, Wyoming 82001

6. A statement of any legal actions which have been instituted by or against the company and are pending is attached.

There are no legal actions which have been instituted by or against the Corporation or are pending by or against the Corporation.

7. The net actual value of assets, wherever located:
(A copy of the most current audited financial report of the corporation is attached. See instructions.)

$ (650,303)

8. The SPECIAL TOLL CHARGE based on net value of assets for the Certificate of Transfer:
(See instructions to determine toll charge.)

$ 1,000

Date: ____________
(mm/dd/yyyy)

Signature: ____________

Print Name: ____________

Title: ____________

Contact Person: ____________

Daytime Phone Number: ____________

Checklist

☐ **The Special Toll Charge (W.S. 17-16-1720(e)) is based on net actual value of assets wherever located as follows:**

First million dollars ($1,000,000.00)	One percent (1%)
Second million dollars ($2,000,000.00)	Nine-tenths of one percent (0.9%)
Third million dollars ($3,000,000.00)	Eight-tenths of one percent (0.8%)
Fourth million dollars ($4,000,000.00)	Seven-tenths of one percent (0.7%)
Fifth million dollars ($5,000,000.00)	Six-tenths of one percent (0.6%)
Sixth million dollars ($6,000,000.00)	Five-tenths of one percent (0.5%)
Seventh million dollars ($7,000,000.00)	Four-tenths of one percent (0.4%)
Eighth million dollars ($8,000,000.00)	Three-tenths of one percent (0.3%)
Ninth million dollars ($9,000,000.00)	Two-tenths of one percent (0.2%)
Tenth million dollars ($10,000,000.00) and each additional million dollars or fraction thereof	One-tenth of one percent (0.1%)

☐ An international bank guarantee for payment of the Special Toll Charge is satisfactory assurance to the Secretary of State that the payment of the charge will be made and the Certificate of Transfer may be issued. No other guarantee is satisfactory. The toll charge must be paid prior to release of the certificate.

☐ The Application shall be executed by the Chairman of the Board, President or another of its officers.

☐ The following documents must accompany the Application:

- ☐ a. A certified copy of the law or a legal opinion from the state or nation to which the corporation is transferring stating that such new jurisdiction authorizes the continuance of a corporation under its law.
- ☐ b. A copy of the corporate resolution authorizing the transfer from the state of Wyoming to the new jurisdiction.
- ☐ c. An audited financial statement certified by an independent certified public accountant located in the United States who used generally accepted accounting principles in its preparation unless permission is received from the Secretary of State to submit a review level engagement to be considered in lieu of the audited financial statement. "Net actual value of assets" is defined by the Secretary of State as the total assets (the cost basis or Certified fair market value by auditor) less liabilities (not including contingent liabilities).
- ☐ d. The corporation shall publish a notice of the application for transfer once each week for two consecutive weeks in a newspaper which has statewide circulation or a newspaper in the county in which the principal office of the corporation is located. Two proofs of publication must accompany the application.
- ☐ e. A statement of any legal actions which have been instituted by or against the corporation and are pending.

☐ Please submit one **originally signed** document and one exact photocopy of the filing.

☐ **Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing of your documents.**